RETIREMENT & TRANSITION AGREEMENT AND RELEASE

This Retirement & Transition Agreement and Release (“Agreement”) is made by and between Jannie Lau (“Executive”) and InterDigital, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Chief Legal Officer, General Counsel & Corporate Secretary;

WHEREAS, Executive signed a Nondisclosure and Assignment of Ideas Agreement with InterDigital Communications, LLC, on July 7, 2008, which was subsequently assigned to the Company on January 1, 2013 (the “Confidentiality Agreement”);

WHEREAS, Executive signed an Indemnity Agreement with the Company on July 15, 2011 (“Indemnity Agreement”);
WHEREAS, the Company and Executive have entered into certain stock option agreements granting Executive the option to purchase shares of the Company’s common stock, as well as certain restricted stock unit agreements granting Executive the right to receive shares of the Company’s common stock, both subject to the terms and conditions of the applicable Company equity plan and the stock option agreement or restricted stock purchase agreement applicable to such option grant or restricted stock unit award (collectively the “Stock Agreements”);

WHEREAS, Executive has participated in that certain short-term incentive plan (“STIP”) and Deferred Compensation Plan, effective as of June 12, 2013 (“NQDC”);

WHEREAS, Executive signed an Employment Agreement with the Company on January 21, 2013, which expired on January 21, 2019, per the Notice of Non-renewal dated October 16, 2018;

WHEREAS, Executive signed a Participation Agreement with the Company accepting participation in the InterDigital, Inc. Executive Severance and Change in Control Policy on October 22, 2018 (“Participation Agreement”);

WHEREAS, Executive is retiring and separating from Executive’s employment with the Company effective as of December 31, 2019 (the “Retirement Date”);

WHEREAS, in order to ensure an orderly transition of responsibilities to successor, Executive has agreed to provide certain Transition Services, as defined herein;

WHEREAS, the Parties have agreed to a retirement payment of Four Hundred Thousand Dollars ($400,000.00) for years of service and transition services;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and provided that Executive does not revoke the Agreement under Section 7 below, the Company agrees as follows:

a.    Retirement & Transition. For years of service provided by the Executive and Transition Services, described below, the Company will pay Executive a total of Four Hundred Thousand Dollars ($400,000.00), less applicable withholdings (“Retirement & Transition Payment”), in 2 equal payments, the first no later than February 15, 2020 and the second no later than March 31, 2020.

b.    Transition Services. In exchange for a portion of the Retirement & Transition Payment, InterDigital has requested and Executive has agreed to provide limited transition assistance services to the Company (the “Transition Services”) on a part-time basis following the Retirement Date. The Transition Services shall be provided for a period of 100 calendar days after the Retirement Date (the “Transition Period”) unless otherwise terminated by Executive by providing a written notice to the Company five (5) calendar days prior to the termination date. For the avoidance of doubt, the Parties agree that a break in service occurred as of the Retirement Date for purposes of the Stock Agreements. The nature, timing, location, and scope for the Transition Services will be (i) mutually determined by the Parties at such time, (ii) within reasonable market practices for such transition services, and (iii) commensurate with Executive’s skills and experience. In no event shall Executive provide Transition Services for more than two (2) calendar days per week. All requests for Transition Services shall be made by the CEO of the Company. In the event Executive terminates the Transition Services prior to the last day of the Transition Period, the Transition Payment shall be prorated on a daily basis and paid to Executive within five (5) business days after the date of termination.
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c.    General. Executive acknowledges that without this Agreement, Executive is otherwise not entitled to the consideration listed in this Section 1.

2.Officer Resignations. Effective as of the Retirement Date, Executive agrees to resign from all positions Executive holds in the Company and all of its Related Entities (as defined below in Section 6).

3.Stock. The Parties acknowledge that Exhibit A hereto sets forth and reflects those stock options and restricted stock units held by Executive as of the Retirement Date, but which number shall in all instances be governed by the terms of the applicable Stock Agreements, except as amended by this Agreement. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Executive is entitled to purchase from the Company pursuant to the exercise of outstanding options, Executive will be considered to have vested only up to the Retirement Date; any unvested stock options and any unvested restricted stock units shall forfeit immediately upon the Retirement Date (for clarity any stock options or restricted stock units scheduled to vest prior to the Retirement Date shall vest in accordance with the terms of the Stock Agreements). The exercise of Executive’s vested options shall continue to be governed by the terms and conditions of the Company’s Stock Agreements. The Stock Agreements provide that Executive’s vested options shall be exercisable for 180 days following the Retirement Date.

4.Benefits. Executive’s health insurance benefits as an employee shall cease on the last day of the month in which the Retirement Date occurs, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Retirement Date.

5.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, STIP and LTCP payments, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

6.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, subsidiaries, “Related Entities”, predecessor and successor corporations and assigns (collectively, the “Releasees”). “Related Entities” shall include, but not be limited to, any and all past, present or future entities, which, directly or indirectly, control, are controlled by or are under common control of or with, InterDigital, Inc. Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; Delaware Discrimination in Employment Law; Delaware Handicapped Persons Employment Protection Act; Delaware Equal Pay Law; Delaware Whistleblowers' Protection Act; Delaware Minimum Wage Act; Delaware Wage Payment and Collection Act; Pennsylvania Human Relations Act, 43 Pa. Cons. Stat. § 951 et seq.; Pennsylvania Equal Pay Law, as amended, 43 Pa. Cons. Stat. § 336.1 et seq.; Pennsylvania Wage Payment and Collection Law, as amended, 43 Pa. Cons. Stat. § 260.1 et seq.; Pennsylvania Minimum Wage Act of 1968, 43 Pa. Cons. Stat. § 333.101 et seq.; Pennsylvania Worker and Community Right-to-Know Act, 41 Pa. Cons. Stat. § 7301 et seq.;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not extend to any right Executive may have to unemployment compensation benefits or workers’ compensation benefits. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Company representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by Section 7 of the Employment Agreement (the terms of which are expressly incorporated in this Agreement and survive the Retirement Date, except as modified by Section 1 above) (the “Surviving Provision”) and the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, noncompetition and nonsolicitation of Company employees and customers. Executive agrees that the above reaffirmation and agreement with the Confidentiality Agreement and the Surviving Provision shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement and the Surviving Provision, entered and effective as of the Effective Date. Executive specifically acknowledges and agrees that any violation of the Surviving Provision or the Confidentiality Agreement shall constitute a material breach of this Agreement. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Executive used in performing services for the Company.

10.No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

11.Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees for itself and the Related Entities that it will not encourage, condone or authorize anyone to make any negative comments or disparaging remarks about Executive and it will specifically instruct its Board members and officers not to disparage or otherwise communicate negative statements or opinions about Executive.

12.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Executive under this Agreement, the Surviving Provision, and the Confidentiality Agreement.

13.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

14.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

15.ARBITRATION. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS RETIREMENT AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN PHILADELPHIA, PENNSYLVANIA, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH PENNSYLVANIA LAW, INCLUDING THE PENNSYLVANIA RULES OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL PENNSYLVANIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH PENNSYLVANIA LAW, PENNSYLVANIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

16.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

17.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18.Protected Activity. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement or the Surviving Provision to any parties other than the relevant Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

19.No Representations. Executive represents that Executive has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including the Participation Agreement, with the exception of the Confidentiality Agreement, the Indemnity Agreement and the Stock Agreements.

23.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

24.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the Commonwealth of Pennsylvania.

25.Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive, and returned to the Company, within the twenty-one (21) day period set forth above. Executive has seven (7) days after Executive signs this Agreement to revoke it. This Agreement will become effective on the later of (a) the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date, or (b) the date it has been signed by both Parties (the “Effective Date”).

26.Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

27.Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. The separation payment set forth in Section 1.c is intended to constitute deferred compensation for purposes of Section 409A and comply with Section 409A pursuant to Treasury Regulation Section 1.409A-3(i)(1). Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

28.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)    Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    Executive is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

JANNIE LAU, an individual

Dated: 12/8/2019     /s/ Jannie Lau
Jannie Lau

INTERDIGITAL, INC.

Dated: 12/9/2019    By /s/ William J. Merritt
William J. Merritt
President & Chief Executive Officer
EXHIBIT A
Vested Equity Awards Held by Executive in his E*TRADE Employee Stock Plan
account as of Retirement Date

Type	Grant Date	Grant Number	Price	Granted	Exercisable
ISO	3/15/2015	9688	$52.85	1,932	1,932
Nonqual	3/15/2015	9689	$52.85	4,238	2,182
ISO	3/30/2016	8836	$54.93	1,820	1,820
Nonqual	3/30/2016	8837	$54.93	10,698	10,698

Type	Grant Date	Grant Number	Price	Granted	Sellable
RSU	3/15/2015	9672	$0.00	1,893	1,369
PSU	3/15/2015	9680	$0.00	3,785	5,420
RSU	3/30/2016	8828	$0.00	3,209	2,327
PSU	3/30/2016	8820	$0.00	6,418	4,654